EXHIBIT 8.1

                                September 24, 2003





Trizec Properties, Inc.
233 South Wacker Drive
Chicago, IL 60606

Ladies and Gentlemen:

          We have reviewed the Form S-3 Registration Statement under the Securities Act of 1933 (the "Prospectus"), describing shares of common stock to be issued by Trizec Properties Inc. ("Shares"), and such other documents and certificates as we have deemed appropriate.

          This will confirm that, in our opinion, the consequences described under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus are the material United States federal income tax consequences of acquiring and owning the Shares under present law and that the descriptions contained under that heading are fair, complete, and accurate in all material respects. Our opinion is subject to the qualifications stated under that heading.

          We consent to the references to Shearman & Sterling LLP in the Prospectus.

                                                 Very truly yours,




                                                 /s/ Shearman & Sterling LLP








PHB/JZ